UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 10, 2014

U-Vend, Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-165972	22-3956444
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

1507 7th Street, Santa Monica, CA 90401, #425
(Address of Principal Executive Office) (Zip Code)

800-467-1496
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Agreements of Certain Officers and Key Advisors;

On September 10, 2014, U-Vend, Inc. (the “Company”) entered into an employment agreement (the “Agreement”) with its Chief Financial Officer, Kathleen Browne.  The Agreement, signed on September 10, 2014 and effective June 1, 2014 (the “Effective Date”), allows for compensation consisting of an annual base salary of $90,000, and an annual cash bonus based on the financial performance of the Company.  The term of the Agreement commences upon the Effective date and continues until December 31, 2016.  In addition, the Agreement includes a signing incentive consisting of incentive stock options (the “Options”) issued under the Company’s 2011 Equity Incentive Plan.  Ms. Browne is eligible to receive a total of 350,000 Options with a term of five years and an exercise price of $0.30.  250,000 of the Options vest immediately upon the execution of the Agreement, another 50,000 options vest on June 1, 2015, and the final 50,000 vest on June 1, 2016.

Ms. Browne is a certified public accountant and a senior financial executive with thirteen years of “Big Four” public accounting experience and over twenty years in executive/officer level finance positions.  Prior to joining U-Vend, Inc., she has held senior level financial positions in several corporations including holding the positions of: Chief Financial Officer of NaturalNano, Inc., a publicly traded company; Corporate Controller and Chief Accountant for Paychex, Inc., a NASDAQ-listed payroll processing services company; Vice President Finance, Controller and Chief Accounting Officer for W.R. Grace & Co., a global leader in the production and sale of specialty chemicals and materials; and Vice President/Director of Finance for Bausch & Lomb, which was listed on the NYSE until it was acquired by the private equity firm Warburg Pincus PLC in 2007.  Ms. Browne attended St. John Fisher in Pittsford, New York, and graduated with a BS in Accounting in 1977.

Item 9.01 Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit
Number    Description

10.31        Employment Agreement between U-Vend, Inc. and Kathleen Browne.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

U-Vend, Inc.

By:	/s/ Raymond Meyers
Raymond Meyers, Chief Executive Officer

Date:      September 10, 2014

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